Exhibit 3.11
ARTICLES OF AMENDMENT
TO ARTICLES OF AMENDMENT DESIGNATING
THE PREFERENCES OF
SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
EACO CORPORATION
     EACO Corporation, a Florida corporation (the “Corporation”), hereby certifies as follows:
     1. On September 2, 2004, the Corporation filed an Articles of Amendment Designating the Preferences of Series A Cumulative Convertible Preferred Stock of the Corporation (the “Series A Designation”).
     2. The heading of the Series A Designation is hereby amended to delete the phrase “$0.10 PAR VALUE”.
     3. Section 1 of the Series A Designation is hereby amended and restated in its entirety to read as follows:
     “Section 1. Designation. The designation of the series of Preferred Stock created by this resolution shall be designated as the “Series A Cumulative Convertible Preferred Stock” (hereinafter called “Series A Preferred Stock”), such shares having a par value per share equal to the par value per share of the authorized Preferred Stock of the Corporation. Each share of Series A Preferred Stock shall be identical in all respects with all other shares of Series A Preferred Stock.”
     4. The definition of “Series A Preferred Stock” in Section 12 of the Series A Designation is hereby amended and restated in its entirety to read as follows:
     ”Series A Preferred Stock” means the Corporation’s Series A Cumulative Convertible Preferred Stock.
     5. The foregoing amendments to the Series A Designation were duly adopted by the Board of Directors of the Corporation on December 21, 2009, pursuant to the authority conferred upon the Board of Directors by the provisions of the articles of incorporation, as amended, of the Corporation, and the applicable provisions of the Florida Business Corporation Act (the “Act”), including Section 607.0602 of the Act.
     IN WITNESS WHEREOF, the Corporation has caused this document to be duly executed on its behalf this 22nd day of December 2009.

EACO CORPORATION
By:	/S/ GLEN CEILEY
Glen Ceiley, Chief Executive Officer